Exhibit 99.1
Press Release CRH elects Patrick Decker to its Board of Directors

NEW YORK – Sept. 9, 2025 – CRH (NYSE: CRH), the leading global provider of building materials, today announced the election of Mr. Patrick Decker, 60, to the CRH Board of Directors, effective Oct. 1, 2025.

"We are delighted to welcome Patrick to our Board of Directors,” said Richie Boucher, CRH Chairman. “With his extensive experience in leading global organizations and his deep understanding of the industrial and water technology sectors, Patrick brings invaluable insights and expertise to our team. His proven track record of driving innovation and achieving strategic goals will be instrumental as we continue to execute our vision and deliver value to our shareholders."

Mr. Decker is the retired president and CEO of Xylem Inc., a leading global water technology and solutions provider, serving as president and CEO from March 2014 through Dec. 2023. Prior to leading Xylem, he served as president and CEO of Harsco Corporation, a global industrial products and services company, from 2012 until 2014. Previously, he served in various leadership roles at Tyco from 2003 until 2012, including as president, Tyco Flow Control, a global provider of industrial solutions to the energy and water sectors. Before joining Tyco, he spent 12 years with Bristol-Myers Squibb holding various financial and operational roles, predominantly in its Latin America and Asia divisions. He started his career with Price Waterhouse.

Currently, Mr. Decker serves on the Board of Johnson Controls International, a global leader in smart, healthy and sustainable buildings, serving a wide range of customers in more than 150 countries. He also serves on the Board of Mass Eye and Ear, a Harvard medical teaching hospital and the world’s largest hearing and vision research center.

He holds a Bachelor of Science degree in Accounting and Finance from Indiana University. He serves on the Global Dean’s Council for Kelley School of Business at Indiana University.

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Contacts

Tom Holmes	Lauren Schulz
Head of Investor Relations	Chief Communications Officer
tholmes@crh.com	lschulz@crh.com

About CRH
CRH (NYSE: CRH) is the leading global provider of building materials solutions that build, connect and improve our world. Employing 80,000 people at over 3,800 operating locations in 28 countries, CRH has market leadership positions in North America and Europe. As the essential partner for transportation and critical infrastructure projects, complex non-residential construction and outdoor living solutions, CRH’s unique offering of materials, products and value-added services helps to deliver a more resilient and sustainable built environment. The company is ranked among sector leaders by Environmental, Social and Governance (ESG) rating agencies. A Fortune Global 500 company, CRH’s shares are listed on the NYSE and LSE.

For more information visit: www.crh.com